Ex-99.77I

Sub-Item 77I: Terms of New or Amended Securities

The response to question 77I regarding the terms of new or amended securities is incorporated by reference to the Supplement filed with the Securities and Exchange Commission on February 20, 2015 (SEC Accession No. 0001104659-15-012250).